Exhibit 99.1

L I N C O L N E L E C T R I C H O L D I N G S , I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

BONNIE J. FETCH ELECTED TO LINCOLN ELECTRIC’S BOARD OF DIRECTORS

CLEVELAND, Friday, July 21, 2023 — Lincoln Electric Holdings, Inc., (Nasdaq: LECO) today announced that Bonnie J. Fetch, Vice President, Global Supply Chain and Manufacturing, for Cummins Inc. (NYSE: CMI), has been elected to Lincoln Electric’s Board of Directors, effective July 20, 2023. She will serve as a member of the Audit Committee and the Finance Committee. Ms. Fetch’s appointment expands Lincoln Electric’s Board to 11 directors, 10 of whom are independent.

“We are pleased to welcome Bonnie Fetch to the Board,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “As Lincoln Electric advances operational excellence within our Lincoln Business System, Bonnie’s perspective and successful track record leading global supply chain and operational initiatives in the industrials machinery sector will lend tremendous value in helping us advance our long-term strategic goals.”

Ms. Fetch serves as Vice President, Global Supply Chain and Manufacturing, for Cummins Inc., a global power technology solutions leader. In this role, she leads Cummins’ complex and integrated global supply chain functions, as well as Cummins’ New and ReCon Parts business and Remanufacturing operations. Prior to joining Cummins in 2018, Ms. Fetch held numerous global leadership roles in general management, operations, supply chain and human resources during her twenty-year career at Caterpillar Inc. Prior to Caterpillar, she led full service restaurants and owned a small business in the travel industry. Ms. Fetch received her B.S. degree in Applied Organizational Management from University of St. Francis and completed post-graduated studies in leadership and organizational behavior, as well as executive programs at Stanford University and Singularity University.

Business

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 71 manufacturing locations in 20 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at

https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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